Exhibit 99.1

Contact:
 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results

•	Net sales increased 12.9%, reflecting Pfaff-silberblau acquisition

•	International revenue comprised 42% of net sales

•	EPS of $0.20, including a $0.04 loss from discontinued operations and $0.30 of other significant charges, compared with $0.52 last year

•	Generated $13.1 million in cash from operations; $22.0 million cash on hand

•	Debt to total capitalization of 30.4%, in line with long-term corporate goals and compared with 32.8% at the end of the third quarter of fiscal 2008

AMHERST, N.Y., January 22, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its third quarter of fiscal 2009 that ended on December 28, 2008.  Results include the Company’s Pfaff-silberblau business which was acquired on October 1, 2008.

Third quarter highlights

Net sales from continuing operations for the third quarter of fiscal 2009 were $165.1 million, up $18.9 million, or 12.9%, over the same period in the prior year.  Unfavorable foreign currency translation of approximately $4.6 million and weaknesses in most U.S. markets were more than offset by Pfaff sales of $26.8 million and higher sales in Europe, South America, Asia and select businesses in North America.  Income from operations was $14.9 million in the fiscal 2009 third quarter, down 23.2%, or $4.5 million, compared with the fiscal 2008 third quarter.  One-time accounting adjustments related to the Pfaff acquisition, higher material costs, lower sales volume of the higher margin pre-Pfaff businesses, and restructuring charges affected fiscal 2009 third quarter income from operations.

Fiscal 2009 third quarter net income, including discontinued operations, was $3.8 million or $0.20 per diluted share.  Income from continuing operations, including some significant items, in the third quarter of fiscal 2009 was $4.5 million, down $5.6 million, or 55.7%, from $10.1 million in the third quarter of fiscal 2008.  On a per diluted share basis, income from continuing operations was $0.24, a 54.7% decrease from $0.53 in last year’s third quarter.  Some significant items impacted the fiscal 2009 third quarter as follows, on a per diluted share basis:

One-time accounting adjustments associated with the Pfaff acquisition	$0.04
Increased unrecovered material costs	$0.05
Restructuring charges	$0.03
Impact on income from operations	$0.12
Mark-to-market adjustments of the Company’s self-insurance investment portfolio	$0.12
Currency translation losses associated with intercompany loans	$0.06

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

Impact on income from continuing operations	$0.30
Loss from discontinued operations	$0.04
Impact on net income	$0.34

Timothy T. Tevens, President and Chief Executive Officer, commented, “As the sudden downturn in industrial activity around the world has begun to impact our businesses, we have executed a measurable cost reduction plan and are prepared to implement additional actions as we closely monitor business activity.  We also implemented our annual price increases in North America and Europe in late November and early January, respectively.  Given economic indicators and our current order activity, we are proceeding cautiously to manage our businesses through this volatile business cycle.”

Periods prior to the third quarter of fiscal 2009 have been restated to reflect the classification of the Company’s former subsidiary, Univeyor, as discontinued operations.  The Univeyor divestiture was announced on July 25, 2008.  Except where noted, Company financial results reported today address continuing operations.

Review of third quarter fiscal 2009 financial results

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:
Decreased volume	$(9.1)	(6.2%)
Improved pricing	5.8	4.0%
Pfaff-silberblau acquisition	26.8	18.3%
Foreign currency translation	(4.6)	(3.2%)
Total	$18.9	12.9%

International sales from continuing operations were $70.1 million, or 42% of total net sales, up

$23.3 million, or approximately 50% from the third quarter of fiscal 2008 due principally due to the Pfaff acquisition.

Gross margin declined to 27.1% for the quarter compared with 31.1% in last year’s third quarter due to lower volume in U.S. sales, higher steel costs which reflect a continuation from the fiscal second quarter, one-time inventory valuation accounting charges related to the Pfaff-silberblau acquisition and currently lower margins at Pfaff.  Material costs in the third quarter, particularly steel which lags market pricing, exceeded the prior year by approximately $1.4 million, due to the sudden and significant increase realized in the latter half of the September quarter which carried over into the December quarter.  The Company began to see declines in some material costs in November which have continued into January 2009.  One-time accounting charges relating to inventory valuation of the Pfaff acquisition amounted to $1.3 million pre-tax in the third quarter.

Selling expenses were $19.9 million, up 14.7% when compared with the third quarter of fiscal 2008, reflecting incremental selling expenses of the Pfaff business offset by reductions relating to the existing business and currency translation.  As a percent of revenue, selling expenses were 12.0% compared with 11.8% in the same period last year with the increase primarily due to the Pfaff business.  The Company expects selling expenses to be in the range of 11.5% to 12.0% for fiscal 2009.

General and administrative (G&A) expenses were $8.6 million in the third fiscal quarter of 2009, consistent with the previous fiscal year’s third quarter.  Increases associated with the Pfaff business were offset by reductions in costs of the existing business as well as currency translation.  As a percent of revenue, G&A expenses were 5.2% for this year’s third quarter and 5.9% for the same period last year.  The Company expects G&A to be in the range of 6% to 6.5% of sales for fiscal 2009.

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

Restructuring charges in the fiscal third quarter of 2009 totaled $1.0 million and are related to a global organizational realignment and staff reductions to reflect the current economic climate.

Operating margin was 9.0% in the third quarter of fiscal 2009 compared with 13.3% in the third quarter of fiscal 2008, negatively impacted by the inclusion of lower Pfaff margins, a one-time Pfaff inventory valuation purchasing accounting adjustment, higher material costs, restructuring charges, and lower U.S. volume.

Interest and debt expense increased 14.5% in the current quarter as interest related to the debt assumed upon the acquisition of Pfaff was partially offset by a decrease in interest expense related to a reduction in the Company’s senior subordinated notes, of which CMCO purchased $5 million at a 6% discount in October.

Fiscal 2009 third quarter profitability was also impacted by a $3.3 million mark-to-market loss on investments deemed other-than-temporary and related to the recent turmoil in the financial markets.  CMCO is self-insured through its CM Insurance Company subsidiary which has $28.0 million invested in marketable securities.

Reflected as ‘foreign currency exchange loss’, the Company recorded a $1.8 million foreign-currency exchange loss on intercompany loans, primarily associated with the Pfaff acquisition and the U.S. dollar’s weakening against the euro during the fiscal 2009 third quarter.

The effective tax rate for the quarter was 35.3% compared with 40.3% for the prior year’s quarter.  The lower rate was primarily due to a higher proportion of income derived from international jurisdictions with lower tax rates.  The Company expects the rate to be in the 35% to 36% range for fiscal 2009.

The Company realized a $0.7 million loss from discontinued operations in the fiscal 2009 third quarter related to the Univeyor business that was divested in July 2008.

Working capital as a percentage of sales was 20.5% at the end of fiscal 2009’s third quarter compared with 18.9% at the end of last fiscal year’s third quarter and 18.2% at the end of fiscal 2008.  Excluding $4.4 million in prepaid expenses reflecting the favorable tax impact of the Univeyor divestiture, the benefit of which is expected to be realized during the remainder of fiscal 2009, working capital was 19.8% of latest twelve months’ sales.

Solid balance sheet; financial flexibility

Debt, net of cash, of continuing operations at December 28, 2008, was $113.1 million, or 26.8% of total capitalization, compared with $77.4 million, or 21.7% of total capitalization, a year ago, with the increase resulting from utilization of excess cash for the Pfaff acquisition.  Gross debt of continuing operations at the end of the third quarter was $135.1 million, or 30.4% of total capitalization, compared with 32.8% of total capitalization, a year ago.  The Company believes that long-term debt-to-total capitalization approximating 30% allows sufficient flexibility for strategic acquisitions and the financial strength needed for capitalizing on market downturns. At the end of the third quarter, the Company had $22.0 million of cash on hand.  Availability on its $75 million line of credit was $63.4 million, with $11.6 million used for outstanding letters of credit.

Cash provided by continuing operations in the first nine months of fiscal 2009 was $44.4 million, of which $13.1 million was generated in the third quarter, compared with $38.2 million during the first nine months of fiscal 2008.

Capital expenditures for the first nine months of fiscal 2009 were $8.5 million compared with $7.4 million in the same period in fiscal 2008.  In general, capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities.  The Company anticipates capital spending for the 12 months of fiscal 2009 will be approximately $11 million to $12 million.

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

Nine-month fiscal 2009 review

Net sales for the first nine months of fiscal 2009 were $470.9 million, up 8.9%, or $38.3 million compared with the first nine months of fiscal 2008 and up 2.7% excluding the Pfaff acquisition.  Gross profit margin was 29.5% compared with 31.0% for fiscal 2008.  Despite higher revenue, fiscal 2009 margins were impacted by higher material, freight and utility costs in the second and third quarters, as well as one-time accounting charges associated with the Pfaff acquisition, and lower margins currently in the acquired business, Pfaff.  Selling expenses increased $5.5 million, or 11.0%, compared with last year due primarily to the addition of the Pfaff business and the Company’s strategic growth initiatives.  G&A expenses increased $2.8 million, or 11.1%, primarily due to the addition of the Pfaff business as well as investments in global infrastructure expansion in Europe, Asia and Latin America, increased engineering costs to support new product development and higher bad debt reserves.  Foreign currency translation was approximately $0.3 million and $0.1 million of the selling and G&A expense increases, respectively.  As a percent of sales, selling and G&A expenses were 17.7% during the first nine months of fiscal 2009 compared with 17.3% last year.  The Company expects selling and G&A expenses to approximate 17.5% to 18.5% of revenue for fiscal 2009.  Operating margin for the first nine months of fiscal 2009 was 11.5% compared with 13.5% for the first nine months of fiscal 2008.  Interest and debt expense in the first nine months of fiscal 2009 was down $0.5 million, or 5.2%, reflecting the reduction in average debt outstanding for the nine-month period and lower interest rates.

Income from continuing operations was $26.8 million for the first nine months of fiscal 2009, a 12.1% decrease from $30.5 million in the first nine months of fiscal 2008.  On a per diluted share basis, income from continuing operations was $1.40 during the first nine months of fiscal 2009 compared with $1.59 last year.

Net income for the first nine months was $24.1 million, or $1.26 per diluted share, compared with $29.0 million, or $1.51 per diluted share, during the first nine months of fiscal 2008.  Included in the first nine months of the fiscal 2009 period were net after-tax charges of:

$0.8 million, or $0.04 per diluted share, for one-time accounting adjustments associated with the Pfaff acquisition,

        $0.7 million, or $0.04 per diluted share, for restructuring charges,

        $2.6 million, or $0.14 per diluted share, for a mark-to-market investments adjustment,

$1.1 million, or $0.06 per diluted share, for currency translation losses on intercompany loans, and

        $2.7 million, or $0.14 per diluted share, for discontinued operations.

Included in the first nine months of the fiscal 2008 period were net after-tax charges of $1.1 million, or $0.06 per diluted share, in financing costs and $1.5 million, or $0.08 per diluted share, for discontinued operations.

Backlog and orders continue to grow, but caution and preparedness are critical

Backlog was $79.1 million at the end of the third quarter of fiscal 2009 compared with backlog of $61.1 million and $63.8 million at the end of the fiscal 2008 third quarter and trailing fiscal 2009 second quarter, respectively.  The $18.0 million increase over the prior year was due to the $24.3 million addition of Pfaff which more than offset declines in the previously existing business.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

Mr. Tevens commented, “Columbus McKinnon is a much stronger company than it was during the last recession.  Our balance sheet is far stronger, with a significantly lower debt level and a stronger cash position, our operations are more efficient and flexible and our management team is well prepared to manage through this current slowing of the global economies.  I am confident in our ability to continue to provide superior products, value and service to our customers worldwide and meet the challenges of the current economic environment, while continuing to pursue our long-term growth goals and positioning Columbus McKinnon to take advantage of opportunities when the economy begins to recover.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for January 22, 2009 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Quarterly Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is +1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until February 15, 2009 by dialing 1-866-435-1321.  Alternatively, you may access an archive of the call and its transcript until April 21, 2009 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	December 28, 2008	December 30, 2007	Change

Net sales	$165,076	$146,176	12.9%
Cost of products sold	120,285	100,698	19.5%
Gross profit	44,791	45,478	-1.5%
Gross profit margin	27.1%	31.1%
Selling expense	19,861	17,310	14.7%
General and administrative expense	8,630	8,593	0.4%
Restructuring charges	990	149	564.4%
Amortization	421	29	1351.7%
Income from operations	14,889	19,397	-23.2%
Operating margin	9.0%	13.3%
Interest and debt expense	3,604	3,147	14.5%
(Gain) loss of bond redemptions	(244)	177	-237.9%
Investment loss (income)	3,335	(261)	-1377.8%
Foreign currency exchange loss	1,759	153	1049.7%
Other income	(517)	(815)	-36.6%
Income from continuing operations before
income tax expense	6,952	16,996	-59.1%
Income tax expense	2,454	6,849	-64.2%
Income from continuing operations	4,498	10,147	-55.7%
Gain (loss) from discontinued operations, net of tax	(685)	(153)	347.7%
Net income	$3,813	$9,994	-61.8%

Average basic shares outstanding	18,876	18,753	0.7%
Basic income (loss) per share:
Continuing operations	$0.24	$0.54	-55.6%
Discontinued operations	(0.04)	(0.01)
Net income	$0.20	$0.53	-62.3%

Average diluted shares outstanding	19,064	19,200	-0.7%
Diluted income (loss) per share:
Continuing operations	$0.24	$0.53	-54.7%
Discontinued operations	(0.04)	(0.01)
Net income	$0.20	$0.52	-61.5%

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Nine Months Ended
	December 28, 2008	December 30, 2007	Change

Net sales	$470,920	$432,603	8.9%
Cost of products sold	332,032	298,497	11.2%
Gross profit	138,888	134,106	3.6%
Gross profit margin	29.5%	31.0%
Selling expense	55,227	49,736	11.0%
General and administrative expense	27,977	25,181	11.1%
Restructuring charges	1,145	551	107.8%
Amortization	477	82	481.7%
Income from operations	54,062	58,556	-7.7%
Operating margin	11.5%	13.5%
Interest and debt expense	9,929	10,476	-5.2%
(Gain) loss of bond redemptions	(244)	1,620	-115.1%
Investment loss (income)	3,158	(812)	-488.9%
Foreign currency exchange loss	2,548	301	746.5%
Other income	(2,950)	(2,341)	26.0%
Income from continuing operations before
income tax expense	41,621	49,312	-15.6%
Income tax expense	14,850	18,841	-21.2%
Income from continuing operations	26,771	30,471	-12.1%
Loss from discontinued operations, net of tax	(2,651)	(1,504)	76.3%
Net income	$24,120	$28,967	-16.7%

Average basic shares outstanding	18,851	18,702	0.8%
Basic income (loss) per share:
Continuing operations	$1.42	$1.63	-12.9%
Discontinued operations	(0.14)	(0.08)
Net income	$1.28	$1.55	-17.4%

Average diluted shares outstanding	19,161	19,144	0.1%
Diluted income (loss) per share:
Continuing operations	$1.40	$1.59	-11.9%
Discontinued operations	(0.14)	(0.08)
Net income	$1.26	$1.51	-16.6%

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	December 28, 2008	March 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$21,973	$75,994
Trade accounts receivable	93,997	93,833
Inventories	106,850	84,286
Prepaid expenses	24,814	17,320
Current assets of discontinued operations	-	17,334
Total current assets	247,634	288,767

Net property, plant, and equipment	61,404	53,420
Goodwill and other intangibles, net	235,044	187,376
Marketable securities	28,039	29,807
Deferred taxes on income	12,452	17,570
Other assets	6,635	8,094
Non-current assets of discontinued operations	-	5,001
Total assets	$591,208	$590,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,858	$36
Trade accounts payable	37,870	35,149
Accrued liabilities	56,962	52,265
Restructuring reserve	933	58
Current portion of long-term debt	331	326
Current liabilities of discontinued operations	-	24,955
Total current liabilities	97,954	112,789

Senior debt, less current portion	8,045	3,066
Subordinated debt	124,855	129,855
Other non-current liabilities	50,633	48,844
Total liabilities	281,487	294,554

Shareholders’ equity:
Common stock	190	189
Additional paid-in capital	180,249	178,457
Retained earnings	145,746	122,400
ESOP debt guarantee	(2,444)	(2,824)
Accumulated other comprehensive loss	(14,020)	(2,741)
Total shareholders’ equity	309,721	295,481
Total liabilities and shareholders’ equity	$591,208	$590,035

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Nine Months Ended
	December 28, 2008	December 30, 2007

Operating activities:
Net income	$24,120	$28,967
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	2,651	1,504
Depreciation and amortization	7,521	6,003
Deferred income taxes	8,684	14,502
Loss (gain) on sale of investments/real estate	2,943	(433)
Gain (loss) on early retirement of bonds	(300)	1,244
Stock option expense	1,001	944
Amortization/write-off of deferred financing costs	449	814
Changes in operating assets and liabilities:
Trade accounts receivable	10,577	2,453
Inventories	(4,372)	(13,122)
Prepaid expenses	(775)	293
Other assets	997	(1,045)
Trade accounts payable	(2,581)	3,043
Accrued and non-current liabilities	(6,532)	(6,932)
Net cash provided by operating activities from continuing operations	44,383	38,235
Net cash used by operating activities from discontinued operations	(3,082)	(250)
Net cash provided by operating activities	41,301	37,985

Investing activities:
Purchase of marketable securities, net	(1,939)	(1,397)
Capital expenditures	(8,504)	(7,390)
Purchase of businesses, net	(53,261)
Proceeds from sale of property	1,269	5,504
Net cash used by investing activities from continuing operations	(62,435)	(3,283)
Net cash provided by investing activities from discontinued operations	448	386
Net cash used by investing activities	(61,987)	(2,897)

Financing activities:
Proceeds from stock options exercised	391	1,309
Net repayments under revolving line-of-credit agreements	(5,067)	(842)
Repayment of debt	(6,871)	(26,465)
Other	567	420
Net cash used by financing activities from continuing operations	(10,980)	(25,578)
Net cash used by financing activities from discontinued operations	(14,612)	(603)
Net cash used by financing activities	(25,592)	(26,181)

Effect of exchange rate changes on cash	(7,743)	3,511

Net change in cash and cash equivalents	(54,021)	12,418
Cash and cash equivalents at beginning of year	75,994	48,655
Cash and cash equivalents at end of period	$21,973	$61,073

Columbus McKinnon Reports Fiscal 2009 Third Quarter Results
January 22, 2009

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED
	December 28, 2008		December 30, 2007		March 31, 2008

Backlog (in millions)	$79.1		$61.1		$57.7

Trade accounts receivable
days sales outstanding	51.8	days	54.8	days	53.0	days

Inventory turns per year
(based on cost of products sold)	4.5	turns	4.6	turns	5.2	turns
Days' inventory	81.1	days	79.9	days	70.1	days

Trade accounts payable
days payables outstanding	28.7	days	27.2	days	29.2	days

Working capital as a % of sales	20.5%		18.9%		18.2%

Debt to total capitalization percentage	30.4%		32.8%		31.1%
Debt, net of cash, to total capitalization	26.8%		21.7%		16.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY10	63	64	60	63	250

FY09	63	63	60	65	251

FY08	63	63	60	63	249

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